Exhibit 99.1

Amplify Energy Announces Second Quarter 2021 Results and Issues Updated Guidance

HOUSTON, August 4, 2021—Amplify Energy Corp. (NYSE: AMPY) (“Amplify” or the “Company”) announced today its operating and financial results for the second quarter of 2021 and updated its full-year 2021 guidance.

Key Highlights

•	During the second quarter of 2021, the Company:

•	Achieved average total production of 25.3 MBoepd

•	Generated net cash provided by operating activities of $20.8 million

•	Delivered Adjusted EBITDA of $23.8 million

•	Generated $9.5 million of free cash flow

•	Received full forgiveness from the U.S. Small Business Administration of the Company’s $5.5 million Paycheck Protection Program loan

•	As of July 31, 2021, net debt was $214 million, inclusive of $21 million of cash on hand

•	Net Debt to Last Twelve Months (“LTM”) EBITDA of 2.3x1

•	Updated the Company’s full-year 2021 guidance, materially increasing expectations for Adjusted EBITDA and free cash flow

Martyn Willsher, Amplify’s President and Chief Executive Officer, commented, “During the second quarter, Amplify once again achieved outstanding operational and financial results driven by production outperformance and cost efficiencies.”

“With the significant recovery of commodity prices in 2021, we are prudently allocating more capital to projects that have the highest potential to drive future cash flow generation and advance our strategic objectives. In addition, the initial phase of the Beta field development program is currently underway, with preliminary results from our first recompletion and two sidetrack projects expected in the third and fourth quarters, respectively. We have also accelerated our capital workover program in Oklahoma and have elected to participate in several high-return, non-operated development projects in the Eagle Ford and East Texas, which will help mitigate natural production declines and enhance free cash flow.”

Mr. Willsher concluded, “Due to our exceptional operational performance and stronger commodity prices, we are materially increasing our free cash flow expectations for the Company. This is reflected in our improved full-year 2021 free cash flow guidance of $45-$55 million, and our forecast now projects free cash flow in excess of $200 million through 2023. This substantial free cash flow generation will allow us to rapidly delever our balance sheet, while also providing future optionality to allocate additional capital towards asset reinvestment, accretive transactions and return of capital initiatives.”

(1)	Net debt as of July 31, 2021 and LTM EBITDA as of second quarter of 2021

Key Financial Results

During the second quarter of 2021, Amplify generated $23.8 million of Adjusted EBITDA, an increase of approximately $1.0 million from the prior quarter. Second quarter Adjusted EBITDA exceeded internal projections as a result of production outperformance and cost efficiencies, which were strengthened by continued commodity price improvement.

Free cash flow, defined as Adjusted EBITDA less cash interest and capital spending, was $9.5 million in the second quarter of 2021, a decrease of approximately $4.1 million from the prior quarter due to increased capital spending detailed later in this release.

$ in millions	Second Quarter 2021	First Quarter 2021
Net income (loss)	($35.0)	($19.3)
Net cash provided by operating activities	$20.8	$15.6
Average daily production (MBoe/d)	25.3	24.7
Total revenues	$80.4	$72.5
Adjusted EBITDA (a non-GAAP financial measure)	$23.8	$22.9
Total capital	$10.9	$5.8
Free Cash Flow (a non-GAAP financial measure)	$9.5	$13.6

Revolving Credit Facility

As of July 31, 2021, Amplify had net debt of $214 million, consisting of $235 million outstanding under its revolving credit facility and $21 million of cash on hand. Net Debt to LTM EBITDA was 2.3x (net debt as of July 31, 2021 and 2Q21 LTM EBITDA).

Corporate Production and Pricing Update

During the second quarter of 2021, average daily production was approximately 25.3 MBoepd, an increase of 2% from 24.7 MBoepd in the first quarter. Production outperformance during the quarter was driven primarily by the recovery in East Texas and Oklahoma from Winter Storm Uri in February and new wells turned online in the Eagle Ford.

Amplify’s annual natural decline rate continues to decrease due, in part, to the nature of its mature, PDP-heavy asset base. The Company expects the decline rate to continue this downward trend for the foreseeable future as it responsibly manages natural production decline and engages in high-return workover projects. The Company’s commodity product mix for the quarter consisted of 39% crude oil, 16% NGLs, and 45% natural gas. On a year-over year basis, Amplify’s oil composition increased by approximately 5%, and the Company expects the low-decline and increasingly oil-weighted nature of its diverse assets to further drive long-term profitability.

Total oil, natural gas and NGL revenues in the second quarter of 2021 were approximately $80.3 million, before the impact of derivatives, compared to $72.3 million in the first quarter. The Company realized a loss on commodity derivatives of $12.7 million during the quarter, compared to a $4.8 million loss during the previous quarter, consisting of $16.9 million in realized losses from active contracts, partially offset by a $4.2 million gain from in-the-money contracts related to the second quarter of 2021 that were monetized in April 2020. The hedging loss experienced during this quarter was primarily attributed to the hedges placed earlier in 2020, when the commodity pricing environment was materially lower, and highlights the substantial recovery in prices in 2021.

The following table sets forth information regarding average realized sales prices for the periods indicated:

	Crude Oil		NGLs		Natural Gas
	Three Months Ended June 30, 2021	Three Months Ended March 31, 2021	Three Months Ended June 30, 2021	Three Months Ended March 31, 2021	Three Months Ended June 30, 2021	Three Months Ended March 31, 2021
Average sales price exlusive of realized derivatives	$62.47	$54.03	$25.69	$24.22	$2.65	$2.82
Realized derivatives	(16.75)	(10.17)	(1.12)	(1.32)	(0.21)	(0.14)

Average sales price with realized derivatives exclusive of certain deducions from revenue	$45.72	$43.86	$24.57	$22.90	$2.44	$2.68
Certain deductions from revenue	—	—	(1.60)	(1.77)	(0.22)	(0.22)

Average sales price inclusive of realized derivatives and certain deducions from revenue	$45.72	$43.86	$22.97	$21.13	$2.22	$2.46

Costs and Expenses

Lease operating expenses in the second quarter of 2021 were approximately $28.7 million, or $12.46 per Boe, a decrease of approximately $0.2 million compared to $28.9 million, or $13.01 per Boe, in the first quarter. Amplify remains committed to the disciplined management of operating expenses, and the asset teams continue to explore additional methods of reducing costs moving forward.

Severance and Ad Valorem taxes in the second quarter of 2021 consisted of $5.1 million, an increase of $0.5 million compared to $4.6 million in the first quarter. On a percentage basis, Amplify paid approximately 6.3% of total oil, NGL, and natural gas sales revenue in taxes this quarter compared to 6.4% in the previous quarter.

Amplify incurred $5.1 million, or $2.20 per Boe, of gathering, processing and transportation expenses in the second quarter of 2021, compared to $4.6 million, or $2.06 per Boe, in the previous quarter. This increase was attributable to higher production volumes in the second quarter.

Second quarter cash G&A expenses were $5.0 million this quarter, a decrease of $1.5 million from the first quarter of 2021. In addition, second quarter cash G&A decreased year-over-year by $1.2 million, which demonstrates the effectiveness of the transformative corporate expense reduction plan Amplify undertook in 2020. The Company’s current projected full-year 2021 cash G&A estimate remains approximately $23 million.

Depreciation, depletion and amortization expense for the second quarter of 2021 totaled $7.4 million, or $3.21 per Boe, compared to $7.3 million, or $3.31 per Boe, in the prior quarter.

Net interest expense was $3.1 million this quarter, held flat from the first quarter of 2021.

Amplify had an effective tax rate of 0% and did not record an income tax expense or benefit for the second quarter of 2021.

Capital Spending Update and Outlook

Cash capital spending during the second quarter of 2021 was approximately $10.9 million, an increase of approximately $5.1 million from $5.8 million in the previous quarter. The increase was largely attributable to the annual facility maintenance project at Bairoil, the acceleration of rod-lift conversions in Oklahoma, and the purchase of long lead-time materials for Amplify’s previously announced phased development program at Beta.

The following table details Amplify’s capital incurred during the quarter and year-to-date:

	Second Quarter 2021 Capital Spend ($MM)	Year to Date Capital Spend ($MM)
Southern California (Beta) Drilling and Completion	$1.1	$1.7
Eagle Ford (Non-Op) Drilling and Completion	$1.6	$3.6

Total Development Capital	$2.7	$5.3

Oklahoma Cap. Workovers and Facilities	$3.0	$4.7
Rockies (Bairoil) Cap. Workovers and Facilities	$2.7	$2.8
Southern California (Beta) Cap. Workover and Facilities	$1.9	$2.9
ETX/NLA Cap. Workovers and Facilities	$0.0	$0.0
Eagle Ford (Non-Op) Cap. Workovers and Facilities	$0.6	$1.0

Total Workover and Facilities Capital	$8.2	$11.4

Total Capital Spent	$10.9	$16.7

Asset Operational Update and Statistics

Oklahoma:

•	Production: 601 MBoe; 6.6 MBoepd

•	Commodity Mix: 21% oil, 28% NGLs, 51% natural gas

•	LOE: $4.3 million; $7.08 per Boe

•	Capex: $3.0 million

Amplify’s operating strategy in Oklahoma remains focused on prioritizing a stable free cash flow profile and managing production by returning to production only the most economic wells. Recent workovers have been focused on rod-lift conversions and ESP optimizations, which reduce future operating expenses and downtime while generating attractive returns in the current pricing environment. The workover program was accelerated in the second quarter of 2021 to boost future production, which led to higher capital expenditures compared to the prior quarter. As of June 30, Amplify has converted approximately 45% of the field to rod lift and anticipates having approximately 50% of the field converted to rod lift by year end.

Rockies (Bairoil):

•	Production: 310 MBoe; 3.4 MBoepd

•	Commodity Mix: 100% oil

•	LOE: $11.2 million; $36.16 per Boe

•	Capex: $2.7 million

The Company continued its CO2 injection and water-alternating-gas pattern optimization at Bairoil to improve production performance. The second quarter of 2021 delivered strong operational reliability of the production facilities, and the technical team continued extensive evaluation of the reservoir to facilitate these efforts. Amplify also completed the annual turnaround during the second quarter, a ten-day field-wide shut-in to perform production facilities maintenance, on time and under budget. The Company intends to continue using new technologies, along with targeted workover activity, to drive further operational improvements and efficiencies.

Southern California (Beta):

•	Production: 328 MBoe; 3.6 MBoepd

•	Commodity Mix: 100% oil

•	LOE: $7.8 million; $23.83 per Boe

•	Capex: $3.0 million

During the second quarter, Amplify deployed additional capital towards rig and platform upgrades in preparation for the previously announced phased development program. The first project, a case hole recompletion, is progressing according to schedule, with initial production results expected in September. This project will be followed by two sidetracks of existing wells in the fourth quarter of 2021, with initial production results expected by year-end. Amplify remains confident that its development strategy for the Beta asset will lay the groundwork for stronger operating margins, significant cash flow generation and long-term profitability.

East Texas and North Louisiana:

•	Production: 5.6 Bcfe; 61.5 MMcfepd (933 MBoe; 10.3 MBoepd)

•	Commodity Mix: 5% oil, 20% NGLs, 75% natural gas

•	LOE: $4.1 million; $0.73 per Mcfe ($4.38 per Boe)

•	Capex: Less than $0.1 million

The Company’s East Texas asset remains one of its highest margin and best cash flowing areas. Second quarter production was 6% higher than the previous quarter as the team quickly recovered from Winter Storm Uri, while also capitalizing on workover efficiencies to mitigate natural production decline. Amplify’s operating strategy continues to focus on prudent management of production by prioritizing high-return workover opportunities. The Company also anticipates participating in highly accretive non-operated development opportunities beginning in the fourth quarter of 2021, which will provide additional cash flow generation starting in 2022.

Non-Operated Eagle Ford:

•	Production: 128 MBoe; 1.4 MBoepd

•	Commodity Mix: 77% oil, 12% NGLs, 11% natural gas

•	LOE: $1.3 million; $9.98 per Boe

•	Capex: $2.2 million

As of August 4, 2021, all 48 DUCs from 2020 have been turned online and the initial production rates of the wells placed online exceeded the internal type curve average, demonstrating the continued value generated by the Company’s Eagle Ford asset.

2021 Guidance Update

The following guidance is subject to the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release. Amplify’s updated 2021 guidance is based on its current expectations regarding capital expenditure levels and on the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products.

A summary of the guidance is presented below:

	FY 2021E
	Low		High
Net Average Daily Production
Oil (MBbls/d)	9.9	-	10.2
NGL (MBbls/d)	3.6	-	4.0
Natural Gas (MMcf/d)	63.0	-	65.0
Total (MBoe/d)	24.0	-	25.0

Commodity Price Differential / Realizations (Unhedged)
Oil Differential ($ / Bbl)	($3.50)	-	($3.75)
NGL Realized Price (% of WTI NYMEX)	38%	-	40%
Natural Gas Realized Price (% of Henry Hub)	83%	-	87%

Gathering, Processing and Transportation Costs
Oil ($ / Bbl)	$0.40	-	$0.50
NGL ($ / Bbl)	$4.45	-	$4.75
Natural Gas ($ / Mcf)	$0.45	-	$0.55
Total ($ / Boe)	$2.00	-	$2.30

Average Costs
Lease Operating ($ / Boe)	$12.50	-	$14.00
Taxes (% of Revenue) (1)	6.2%	-	6.8%
Recurring Cash General and Administrative ($ / Boe) (2)	$2.45	-	$2.65

Adjusted EBITDA ($MM) (3)	$95	-	$105
Cash Interest Expense ($MM)	$11	-	$15
Capital Expenditures ($MM)	$30	-	$40
Free Cash Flow ($MM) (4)	$45	-	$55

(1)	Includes production, ad valorem and franchise taxes
(2)	Recurring cash general and administrative cost guidance excludes reorganization expenses and non-cash compensation
(3)	Adjusted EBITDA defined as operating income excluding DD&A expense and including the impact of realized and terminated derivatives
(4)	Free cash flow defined as Adjusted EBITDA less cash interest expense and capital expenditures

Hedging Update

The following table reflects the hedged volumes under Amplify’s commodity derivative contracts and the average fixed, floor and ceiling prices at which production is hedged for July 2021 through December 2023, as of August 4, 2021:

	2021	2022	2023
Natural Gas Swaps:
Average Monthly Volume (MMBtu)	970,000	695,000
Weighted Average Fixed Price ($)	$2.49	$2.56

Natural Gas Collars:
Two-way collars
Average Monthly Volume (MMBtu)	830,000	695,000	140,000
Weighted Average Ceiling Price ($)	$3.28	$3.20	$2.91
Weighted Average Floor Price ($)	$2.06	$2.46	$2.40

Natural Gas Basis Swaps:
Average Monthly Volume (MMBtu)	500,000
Weighted Average Spread ($)	$(0.40)

Oil Swaps:
Average Monthly Volume (Bbls)	172,500	99,000	55,000
Weighted Average Fixed Price ($)	$49.37	$55.68	$57.30

Oil Collars:
Two-way collars
Average Monthly Volume (Bbls)		22,500
Weighted Average Ceiling Price ($)		$67.42
Weighted Average Floor Price ($)		$58.33

Three-way collars
Average Monthly Volume (Bbls)	72,500	89,000	30,000
Weighted Average Ceiling Price ($)	$50.36	$55.55	$67.15
Weighted Average Floor Price ($)	$40.00	$42.92	$55.00
Weighted Average Sub-Floor Price ($)	$30.00	$32.58	$40.00

NGL Swaps:
Average Monthly Volume (Bbls)	20,300
Weighted Average Fixed Price ($)	$23.74

Amplify posted an updated investor presentation containing additional hedging information on its website, www.amplifyenergy.com, under the Investor Relations section.

Quarterly Report on Form 10-Q

Amplify’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, which Amplify expects to file with the Securities and Exchange Commission on August 4, 2021.

Conference Call

Amplify will host an investor teleconference tomorrow at 10:00 a.m. Central Time to discuss these operating and financial results. Interested parties may join the webcast by visiting Amplify’s website, www.amplifyenergy.com, and clicking on the webcast link or by dialing (833) 883-4379 at least 15 minutes before the call begins and providing the Conference ID: 5076814. The webcast and a telephonic replay will be available for fourteen days following the call and may be accessed by visiting Amplify’s website, www.amplifyenergy.com, or by dialing (855) 859-2056 and providing the Conference ID: 5076814.

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploitation and production of oil and natural gas properties. Amplify’s operations are focused in Oklahoma, the Rockies, federal waters offshore Southern California, East Texas / North Louisiana, and the Eagle Ford. For more information, visit www.amplifyenergy.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Amplify expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “would,” “should,” “could,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. Amplify believes that these statements are based on reasonable assumptions, but such assumptions may prove to be inaccurate. Such statements are also subject to a number of risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Amplify, which may cause Amplify’s actual results to differ materially from those implied or expressed by the forward-looking statements. Please read the Company’s filings with the Securities and Exchange Commission, including “Risk Factors” in its Annual Report on Form 10-K, and if applicable, its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and other public filings and press releases for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. All forward-looking statements speak only as of the date of this press release. All forward-looking statements in this press release are qualified in their entirety by these cautionary statements. Amplify undertakes no obligation and does not intend to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA and free cash flow. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as Amplify does.

Adjusted EBITDA. Amplify defines Adjusted EBITDA as net income or loss, plus interest expense; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived assets; accretion of asset retirement obligations; losses on commodity derivative instruments; cash settlements received on expired commodity derivative instruments; losses on sale of assets; unit-based compensation expenses; exploration costs; acquisition and divestiture related expenses; amortization of gain associated with terminated commodity derivatives, bad debt expense; and other non-routine items, less interest income; gain on extinguishment of debt; income tax benefit; gains on commodity derivative instruments; cash settlements paid on expired commodity derivative instruments; gains on sale of assets and other, net; and other non-routine items. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of Amplify’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) its operating performance as compared to other companies in Amplify’s industry without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest and support Amplify’s indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net cash provided by operating activities.

Free cash flow. Amplify defines free cash flow as Adjusted EBITDA, less cash income taxes; cash interest expense; and total capital expenditures. Free cash flow is an important non-GAAP financial measure for Amplify’s investors since it serves as an indicator of the Company’s success in providing a cash return on investment. The GAAP measure most directly comparable to free cash flow is net cash provided by operating activities.

Contacts

Jason McGlynn – Chief Financial Officer

(832) 219-9055

jason.mcglynn@amplifyenergy.com

Selected Operating and Financial Data (Tables)

Amplify Energy Corp.

Selected Financial Data - Unaudited

Statements of Operations Data

(Amounts in $000s, except per share data)	Three Months Ended June 30, 2021	Three Months Ended March 31, 2021
Revenues:
Oil and natural gas sales	$80,338	$72,331
Other revenues	55	138

Total revenues	80,393	72,469

Costs and Expenses:
Lease operating expense	28,653	28,906
Gathering, processing and transportation	5,050	4,579
Exploration	7	16
Taxes other than income	5,071	4,613
Depreciation, depletion and amortization	7,389	7,347
General and administrative expense	6,030	6,921
Accretion of asset retirement obligations	1,638	1,615
Realized (gain) loss on commodity derivatives	16,855	10,636
Unrealized (gain) loss on commodity derivatives	47,043	23,952
Other, net	5	68

Total costs and expenses	117,741	88,653

Operating Income (loss)	(37,348)	(16,184)

Other Income (Expense):
Interest expense, net	(3,137)	(3,112)
Other income (expense)	(54)	(26)
Inventory valuation adjustment	—	—
Gain on extinguishment of debt	5,516	—

Total Other Income (Expense)	2,325	(3,138)

Income (loss) before reorganization items, net and income taxes	(35,023)	(19,322)

Reorganization items, net	—	(6)

Net income (loss)	$(35,023)	$(19,328)

Earnings per share:
Basic and diluted earnings (loss) per share	$(0.92)	$(0.51)

Selected Financial Data - Unaudited

Operating Statistics

(Amounts in $000s, except per share data)	Three Months Ended June 30, 2021	Three Months Ended March 31, 2021
Oil and natural gas revenue:
Oil Sales	$56,510	$49,695
NGL Sales	8,876	7,670
Natural Gas Sales	14,952	14,966

Total oil and natural gas sales - Unhedged	$80,338	$72,331

Production volumes:
Oil Sales - MBbls	905	920
NGL Sales - MBbls	368	342
Natural Gas Sales - MMcf	6,161	5,761

Total - MBoe	2,300	2,222

Total - MBoe/d	25.3	24.7

Average sales price (excluding commodity derivatives):
Oil - per Bbl	$62.47	$54.03
NGL - per Bbl	$24.09	$22.45
Natural gas - per Mcf	$2.43	$2.60

Total - per Boe	$34.93	$32.56

Average unit costs per Boe:
Lease operating expense	$12.46	$13.01
Gathering, processing and transportation	$2.20	$2.06
Taxes other than income	$2.20	$2.08
General and administrative expense	$2.62	$3.11
Depletion, depreciation, and amortization	$3.21	$3.31

Selected Financial Data - Unaudited

Balance Sheet Data

(Amounts in $000s, except per share data)	June 30, 2021	March 31, 2021
Total current assets	$67,367	$64,522
Property and equipment, net	319,219	315,956
Total assets	395,325	391,558
Total current liabilities	122,672	82,249
Long-term debt	235,000	255,516
Total liabilities	482,700	444,832
Total equity	(87,375)	(53,274)

Selected Financial Data - Unaudited

Statements of Cash Flows Data

(Amounts in $000s, except per share data)	Three Months Ended June 30, 2021	Three Months Ended March 31, 2021
Net cash provided by (used in) operating activities	$20,845	$15,558
Net cash provided by (used in) investing activities	(7,459)	(4,116)
Net cash provided by (used in) financing activities	(15,037)	(5,005)

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

(Amounts in $000s, except per share data)	Three Months Ended June 30, 2021	Three Months Ended March 31, 2021
Reconciliation of Adjusted EBITDA to Net Cash Provided from Operating Activities:
Net cash provided by operating activities	$20,845	$15,558
Changes in working capital	(4,526)	(2,722)
Interest expense, net	3,137	3,112
Gain (loss) on interest rate swaps	(18)	62
Cash settlements paid (received) on interest rate swaps	476	464
Amortization of gain associated with terminated commodity derivatives	4,166	5,785
Amortization and write-off of deferred financing fees	(221)	(139)
Reorganization items, net	—	6
Exploration costs	7	16
Acquisition and divestiture related costs	7	12
Plugging and abandonment cost	5	230
Other	(31)	551

Adjusted EBITDA:	$23,847	$22,935

Reconciliation of Free Cash Flow to Net Cash Provided from Operating Activities:
Adjusted EBITDA:	$23,847	$22,935
Less: Cash interest expense	3,440	3,534
Less: Capital expenditures	10,941	5,821

Free Cash Flow:	$9,466	$13,580

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

(Amounts in $000s, except per share data)	Three Months Ended June 30, 2021	Three Months Ended March 31, 2021
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$(35,023)	$(19,328)
Interest expense, net	3,137	3,112
Gain (loss) on early extinguishment of debt	(5,516)	—
Depreciation, depletion and amortization	7,389	7,347
Accretion of asset retirement obligations	1,638	1,615
(Gains) losses on commodity derivatives	63,898	34,588
Cash settlements received (paid) on expired commodity derivative instruments	(16,855)	(10,636)
Amortization of gain associated with terminated commodity derivatives	4,166	5,785
Acquisition and divestiture related costs	7	12
Reorganization items, net	—	6
Share-based compensation expense	903	331
Exploration costs	7	16
Loss on settlement of AROs	5	68
Bad debt expense	91	3
Secondary offering expenses	—	16

Adjusted EBITDA:	$23,847	$22,935

Reconciliation of Free Cash Flow to Net Income (Loss):
Adjusted EBITDA:	$23,847	$22,935
Less: Cash interest expense	3,440	3,534
Less: Capital expenditures	10,941	5,821

Free Cash Flow:	$9,466	$13,580